EXHIBIT 10.47

February 21, 2006

Mr. Jon H. Peterson
1604 Hackett Creek Drive
McKinney, TX 75070

Dear Jon,

I am pleased to offer you the position of Chief Financial Officer at Merisel, Inc. The financial compensation and terms associated with this important position are detailed below.

Specifically:

Employer:	Merisel, Inc., a Delaware corporation (the “Company”)
Executive:	Jon H. Peterson (“Executive”)
Position/Title:	Chief Financial Officer
Annual Base Salary:	Your annual base salary will be $210,000 per year.
Bonus:
•  Annual target bonus of sixty percent (60%) of the Executive’s Annual Base Salary may be awarded by the Board or the Compensation Committee in its discretion; provided, however, that the Board shall award Executive with an annual bonus of not less than fifty percent (50%) of Executive’s Annual Bonus Target for 2006.

•  The Board and the Compensation Committee shall award the bonus based upon such criteria as it shall determine in its discretion, provided that such criteria shall include achievement of the Company’s forecasted EBT and/or EBITDA in the financial plan approved by the Board.

•  The Board and the Compensation Committee may award such other bonus payments as they determine in their discretion.

Restricted Stock Grant:
Executive will be granted 7,500 shares of the Company’s Common Stock. Stock will vest on the one year anniversary of the grant.
Based on the Executive’s performance he may be eligible for additional grants in the future by the Company’s Board of Directors or Compensation Committee as it may determine in its discretion.

Stock Options:
Executive will be granted an option to purchase shares of the Company’s Common Stock when the Company establishes an Executive Stock Option plan. The grant will be commensurate with grants made to other members of the Company’s Executive Committee.

Benefits:
•  Eligibility to participate in the Company’s benefits plans that are generally applicable to the Company’s executive employees.

•  Vacation of four (4) weeks per year.

•  Reimbursement of reasonable business expenses.

Change in Control:	In the event that the Executive is terminated by the Company (other than for cause) after a change in control, the Executive will be entitled to a severance payment equal to six months base salary.
Restrictive Covenants:
•  For a period of five (5) years following termination of employment, Executive will not use or disclose any confidential information of the Company.

•  For a period of two (2) years following termination of employment, Executive will not: (i) employ or solicit for employment any person employed by the Company, or (ii) engage in any activity that is or may be competitive with the Company in any territory where the Company conducts its business.

Please indicate your acceptance of the Chief Financial Officer position with Merisel by signing in the space provided below and return a copy of this letter to me via fax at (917) 351-5889.

Sincerely,

Donald R. Uzzi

ACCEPTED

Date:	February 21, 2007

Signature:	Jon H. Peterson
Jon H. Peterson